Exhibit 99.1

CORESITE REPORTS SECOND QUARTER RESULTS

DENVER, CO – July 25, 2013 – CoreSite Realty Corporation (NYSE: COR), provider of network dense, cloud enabled data center solutions, today announced financial results for the second quarter ended June 30, 2013.

Quarterly Highlights

•	Reported second-quarter funds from operations (“FFO”) of $0.45 per diluted share and unit, representing a 21.6% increase year-over-year

•	Reported second-quarter operating revenue of $57.7 million, representing a 13.9% increase year-over-year

•	Executed new and expansion data center leases representing $5.8 million of annualized GAAP rent at a rate of $188 of annualized GAAP rent per square foot

•	Realized rent growth on signed renewals of 5.4% on a cash basis and 11.7% on a GAAP basis and rental churn of 2.0%

•	Commenced 42,672 net rentable square feet of new and expansion leases with annualized GAAP rent of $147 per square foot

Tom Ray, CoreSite’s Chief Executive Officer, commented, “We are pleased to record a solid quarter of growth for CoreSite, and importantly, one that reflects the continued success we are seeing in our network-centric, differentiated strategy. We remain focused upon continuing to increase the number and quality of customer deployments in our portfolio and enhancing the value proposition of the CoreSite Mesh. We executed 115 new and expansion leases in the quarter including agreements with 33 new customers. Additionally, we are pleased with the continued evolution we saw in our sales mix, recording an increasing number of leases bringing high-value applications to our platform.” Mr. Ray continued, “Regarding growth, we continue to invest to meet customer demand, with four data center projects under way. We believe that we have considerable upside embedded in our portfolio as we increase the utilization of existing and new inventory, positively mark to market expiring capacity, and most importantly, continue to drive increased network density and valuable customer communities across our data centers.”

Financial Results

CoreSite reported FFO attributable to shares and units of $21.1 million for the three months ended June 30, 2013, a 22.0% increase year-over-year and an increase of 9.6% sequential quarter-over-quarter.  On a per diluted share and unit basis, FFO increased 21.6% to $0.45 for the three months ended June 30, 2013, as compared to $0.37 per diluted share and unit for the three months ended June 30, 2012.  Total operating revenue for the three months ended June 30, 2013, was $57.7 million, a 13.9% increase year-over-year. CoreSite reported net income for the three months ended June 30, 2013, of $7.9 million and net income attributable to common shares of $2.6 million, or $0.12 per diluted share.

Sales Activity

CoreSite executed new and expansion data center leases representing $5.8 million of annualized GAAP rent during the quarter, comprised of 30,810 NRSF at a weighted average GAAP rate of $188 per NRSF.

CoreSite’s renewal leases signed in the second quarter totaled 44,702 NRSF at a weighted average GAAP rate of $166 per NRSF, reflecting a 5.4% increase in rent on a cash basis and an 11.7% increase on a GAAP basis. The second quarter rental churn rate was 2.0%.

CoreSite’s second quarter data center lease commencements totaled 42,672 NRSF at a weighted average GAAP rental rate of $147 per NRSF, which represents $6.3 million of annualized GAAP rent.

Development Activity

CoreSite had 236,673 NRSF of data center space under construction at four key locations as of June 30, 2013. The projects under construction include new data centers at SV5 (San Francisco Bay area), VA2 (Northern Virginia area), NY2 (New York) and additional inventory at LA2 (Los Angeles). As of June 30, 2013, CoreSite had incurred $59.4 million of the estimated $188.0 million required to complete these projects.

Balance Sheet and Liquidity

As of June 30, 2013, CoreSite had $132.0 million of total long-term debt equal to 1.2x annualized adjusted EBITDA and long-term debt and preferred stock equal to 2.3x annualized adjusted EBITDA.

At quarter end, CoreSite had $2.8 million of cash available on its balance sheet and $324.5 million of available capacity under its credit facility.

Dividend

On May 24, 2013, CoreSite announced a dividend of $0.27 per share of common stock and common stock equivalents for the second quarter of 2013. The dividend was paid on July 15, 2013, to shareholders of record on June 28, 2013.

CoreSite also announced on May 24, 2013, a dividend of $0.4531 per share of Series A preferred stock for the period April 15, 2013, to July 14, 2013. The preferred dividend was paid on July 15, 2013, to shareholders of record on June 28, 2013.

2013 Guidance

CoreSite is increasing and narrowing its FFO per share and OP unit guidance to $1.76 to $1.84 from the prior range of $1.72 to $1.82.

This outlook is predicated on current economic conditions, internal assumptions about CoreSite’s customer base, and the supply and demand dynamics of the markets in which CoreSite operates. The guidance does not include the impact of any future financing, investment or disposition activities.

Upcoming Conferences and Events

CoreSite will participate in Bank of America’s 2013 Global Real Estate Conference from September 11 through September 12 in New York, New York.

Conference Call Details

CoreSite will host a conference call July 25, 2013, at 12:00 p.m., Eastern time (10:00 a.m. Mountain time), to discuss its financial results, current business trends and market conditions.

The call can be accessed live over the phone by dialing 877-407-3982 for domestic callers or 201-493-6780 for international callers. A replay will be available shortly after the call and can be accessed by dialing 877-870-5176 for domestic callers or 858-384-5517 for international callers.  The passcode for the replay is 416873.  The replay will be available until August 1, 2013.

Interested parties may also listen to a simultaneous webcast of the conference call by logging on to the company’s website at www.CoreSite.com and clicking on the “Investors” tab.  The on-line replay will be available for a limited time beginning immediately following the call.

About CoreSite

CoreSite Realty Corporation (NYSE: COR) is the data center provider chosen by more than 750 of the world’s leading carriers and mobile operators, content and cloud providers, media and entertainment companies, and global enterprises to run their performance-sensitive applications and to connect and do business. CoreSite propels customer growth and long-term competitive advantage through the CoreSite Mesh by connecting the Internet, private networking, mobility, and cloud communities within and across its 14 high-performance data center campuses in eight markets in North America. With direct access to 275+ carriers and ISPs, over 180 leading cloud and IT service providers, inter-site connectivity, and the nation’s first Open Cloud Exchange that provides access to thousands of lit buildings and multiple key cloud on-ramps, CoreSite provides easy, efficient and valuable gateways to global business opportunities. For more information, visit www.CoreSite.com.

CoreSite Investor Relations Contact

+1 303.222.7276

InvestorRelations@CoreSite.com

CoreSite Media Contact

Jeannie Zaemes | CoreSite Marketing Senior Director

+1 720.446.2006 | +1 866.777.CORE

Jeannie.Zaemes@CoreSite.com

Forward Looking Statements

This earnings release and accompanying supplemental information may contain forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “pro forma,” “estimates” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. Forward-looking statements involve known and unknown risks, uncertainties, assumptions and contingencies, many of which are beyond CoreSite’s control, that may cause actual results to differ significantly from those expressed in any forward-looking statement. These risks include, without limitation: the geographic concentration of the company’s data centers in certain markets and any adverse developments in local economic conditions or the demand for data center space in these markets; fluctuations in interest rates and increased operating costs; difficulties in identifying properties to acquire and completing acquisitions; significant industry competition; the company’s failure to obtain necessary outside financing;  the company’s failure to qualify or  maintain its status as a REIT; financial market fluctuations; changes in real estate and zoning laws and increases in real property tax rates; and other factors affecting the real estate industry generally. All forward-looking statements reflect the company’s good faith beliefs, assumptions and expectations, but they are not guarantees of future performance. Furthermore, the company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company’s most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission.

Consolidated Balance Sheets
(in thousands)

	June 30, 2013	December 31, 2012
Assets:
Investments in real estate:
Land	$76,227	$85,868
Building and building improvements	652,142	596,405
Leasehold improvements	91,175	85,907
	819,544	768,180
Less: Accumulated depreciation and amortization	(129,038)	(105,433)
Net investment in operating properties	690,506	662,747
Construction in progress	104,963	61,328
Net investments in real estate	795,469	724,075
Cash and cash equivalents	2,803	8,130
Accounts and other receivables, net	7,930	9,901
Lease intangibles, net	14,154	19,453
Goodwill	41,191	41,191
Other assets	45,312	42,582
Total assets	$906,859	$845,332

Liabilities and equity:
Liabilities
Revolving credit facility	73,000	-
Mortgage loans payable	59,000	59,750
Accounts payable and accrued expenses	50,127	50,624
Deferred rent payable	5,725	4,329
Acquired below-market lease contracts, net	7,520	8,539
Prepaid rent and other liabilities	11,590	11,317
Total liabilities	206,962	134,559

Stockholders’ equity
Series A cumulative preferred stock	115,000	115,000
Common stock, par value $0.01	208	207
Additional paid-in capital	263,479	259,009
Distributions in excess of net income	(43,078)	(35,987)
Total stockholders’ equity	335,609	338,229
Noncontrolling interests	364,288	372,544
Total equity	699,897	710,773
Total liabilities and equity	$906,859	$845,332

Consolidated Statement of Operations

(in thousands, except share and per share data)

	Three Months Ended:			Six Months Ended:
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Operating revenues:
Rental revenue	$34,205	$33,102	$30,604	$67,307	$60,234
Power revenue	14,486	13,529	12,939	28,015	25,313
Interconnection revenue	7,053	6,572	5,436	13,625	9,091
Tenant reimbursement and other	1,923	1,888	1,657	3,811	3,282
Total operating revenues	57,667	55,091	50,636	112,758	97,920
Operating expenses:
Property operating and maintenance	15,118	14,527	15,274	29,645	29,669
Real estate taxes and insurance	2,304	2,220	2,132	4,524	4,146
Depreciation and amortization	16,261	15,949	15,947	32,210	31,408
Sales and marketing	3,936	3,789	2,581	7,725	4,710
General and administrative	6,177	7,003	6,036	13,180	12,388
Rent	4,756	4,793	4,691	9,549	9,268
Transaction costs	249	5	161	254	283
Total operating expenses	48,801	48,286	46,822	97,087	91,872
Operating income	8,866	6,805	3,814	15,671	6,048
Interest income	2	2	5	4	7
Interest expense	(783)	(439)	(1,309)	(1,222)	(2,327)
Income before income taxes	8,085	6,368	2,510	14,453	3,728
Income tax expense	(206)	(173)	(662)	(379)	(537)
Net income	7,879	6,195	1,848	14,074	3,191
Net income attributable to noncontrolling interests	3,176	2,262	1,022	5,438	1,765
Net income attributable to CoreSite Realty Corporation	4,703	3,933	826	8,636	1,426
Preferred dividends	(2,085)	(2,084)	-	(4,169)	-
Net income attributable to common shares	$2,618	$1,849	$826	$4,467	$1,426
Net income per share attributable to common shares:
Basic	$0.13	$0.09	$0.04	$0.22	$0.07
Diluted	$0.12	$0.09	$0.04	$0.21	$0.07
Weighted average common shares outstanding:
Basic	20,829,375	20,673,896	20,532,930	20,752,065	20,494,402
Diluted	21,445,875	21,314,779	20,914,686	21,412,289	20,801,050

Reconciliation of Net Income to FFO

(in thousands, except share and per share data)

	Three Months Ended			Six Months Ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income	$7,879	$6,195	$1,848	$14,074	$3,191
Real estate depreciation and amortization	15,309	15,142	15,437	30,451	30,445
FFO	$23,188	$21,337	$17,285	$44,525	$33,636
Preferred stock dividends	(2,085)	(2,084)	-	(4,169)	-
FFO available to common shareholders and OP unit holders	$21,103	$19,253	$17,285	$40,356	$33,636
Weighted average common shares outstanding - diluted	21,445,875	21,314,779	20,914,686	21,412,289	20,801,050
Weighted average OP units outstanding - diluted	25,353,709	25,353,709	25,346,097	25,353,709	25,345,590
Total weighted average shares and units outstanding - diluted	46,799,584	46,668,488	46,260,783	46,765,998	46,146,640
FFO per common share and OP unit - diluted	$0.45	$0.41	$0.37	$0.86	$0.73

Funds from Operations “FFO” is a supplemental measure of our performance which should be considered along with, but not as an alternative to, net income and cash provided by operating activities as a measure of operating performance and liquidity. We calculate FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of property and impairment write-downs of depreciable real estate, plus real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

Our management uses FFO as a supplemental performance measure because, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, it provides a performance measure that, when compared year over year, captures trends in occupancy rates, rental rates and operating costs.

We offer this measure because we recognize that FFO will be used by investors as a basis to compare our operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of our properties that result from use or market conditions, nor the level of capital expenditures and capitalized leasing commissions necessary to maintain the operating performance of our properties, all of which have real economic effect and could materially impact our financial condition and results from operations, the utility of FFO as a measure of our performance is limited. FFO is a non-GAAP measure and should not be considered a measure of liquidity, an alternative to net income, cash provided by operating activities or any other performance measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs, including our ability to pay dividends or make distributions. In addition, our calculations of FFO are not necessarily comparable to FFO as calculated by other REITs that do not use the same definition or implementation guidelines or interpret the standards differently from us. Investors in our securities should not rely on these measures as a substitute for any GAAP measure, including net income.

Reconciliation of Net Income to EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended:			Six Months Ended:
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Net income	$7,879	$6,195	$1,848	$14,074	$3,191
Adjustments:
Interest expense, net of interest income	781	437	1,304	1,218	2,320
Income taxes	206	173	662	379	537
Depreciation and amortization	16,261	15,949	15,947	32,210	31,408
EBITDA	$25,127	$22,754	$19,761	$47,881	$37,456
Non-cash compensation	1,683	1,895	1,779	3,578	2,526
Transaction costs / litigation	399	105	161	504	1,733
Adjusted EBITDA	$27,209	$24,754	$21,701	$51,963	$41,715

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We calculate adjusted EBITDA by adding our non-cash compensation expense, transaction costs and litigation expense to EBITDA as well as adjusting for the impact of gains or losses on early extinguishment of debt. Management uses EBITDA and adjusted EBITDA as indicators of our ability to incur and service debt. In addition, we consider EBITDA and adjusted EBITDA to be appropriate supplemental measures of our performance because they eliminate depreciation and interest, which permits investors to view income from operations without the impact of non-cash depreciation or the cost of debt. However, because EBITDA and adjusted EBITDA are calculated before recurring cash charges including interest expense and taxes, and are not adjusted for capital expenditures or other recurring cash requirements of our business, their utilization as a cash flow measurement is limited.